Exhibit 99.1

For Release:	Immediately

Contact:	Media –
Lorrie Paul Crum, VP Corp. Communications 216/896-2750 Mobile: 216/408-6545
lcrum@parker.com

Financial Analysts –
Pamela Huggins, VP & Treasurer 216/896-2240
phuggins@parker.com

Stock Symbol:	PH—NYSE

Parker Says Quarterly Earnings Will Be Substantially Higher than Forecast

Cleveland, Ohio: April 13, 2004 –Parker Hannifin Corporation today reported that earnings for the quarter ended March 31 will be significantly higher than previously forecast, at around 80 cents per diluted share, excluding any one-time benefits from discrete tax initiatives.

Last week the company reported that recently concluded tax-planning initiatives would boost fiscal third quarter earnings by approximately 10 cents per diluted share. Including these discrete tax benefits, the company is expected to report diluted earnings per share of approximately 90 cents.

Parker noted that strong volume in the quarter, especially in the month of March, yielded improved profitability as the company moved the increased business through a lower cost structure. Parker said its volume in the quarter will be approximately 15 percent higher than last year.

The company said it will further revise its earnings outlook for the remaining quarter of the fiscal year when it reports earnings on Monday, April 19.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 46,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 47 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500. For more information, visit the company’s web site at www.parker.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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